EXHIBIT 99.1

IGC expands legal cannabis strategy through the
acquisition of Midtown Partners

Will create crowdfunding site for legal cannabis industry
Will focus on equity research for legal cannabis industry
Will focus on investment banking services for legal cannabis industry

Bethesda, December 18, 2014 (NYSE MKT: IGC) IGC announces the acquisition of Midtown Partners & Co, LLC a New York based licensed broker dealer, as part of its strategy to diversify and expand into the legal cannabis industry.

“As previously announced, we have already begun to establish ourselves in the vertical farm facility business with the development of a project in Rhode Island.  IGC now begins the second step in its strategy of expanding into defensible, high-growth, high-margin sectors within the legal cannabis industry,” explained CEO Ram Mukunda.
“We believe Midtown Partners will be the first broker dealer to focus its equity research, capital markets and investment banking on the emerging legal cannabis industry.  This traditional banking effort will be supported by a powerful crowdfunding site targeting investors and companies in a range of high growth yet underserved industries including legal cannabis.  Our goal is to emerge as the leading broker dealer combining crowdfunding with more traditional investment banking services to broaden distribution and better serve the small and midsize marketplace.  Legal cannabis is a perfect example of the type of industry we can serve and make a difference”, said Richard Prins, Chairman of IGC who has over 27 years of experience in private equity and investment banking including underwriters such as Ferris Baker Watts.

In the short-term, businesses in 23 states in the legal cannabis industry may be given greater stability and room for growth if the current federal spending bill proceeds with the amendment that effectively blocks the DEA from prosecuting them.  Over the next six years, according to a report by GreenWave Advisors, sales of cannabis could total $21 billion if just 12 states legalize recreational cannabis. The potential market of cannabis derived pharmaceuticals, cannabis delivery systems, and peripheral businesses could be even larger.

John Clarke, Managing Director of Midtown Partners, who will also become IGC’s interim CFO said, “there is already a burgeoning wave of first movers across a broad cross section of the legal cannabis industry, including peripheral and pharmaceutical businesses. These companies will require investment-banking services to grow and many present high growth opportunities for investors. We intend to establish Midtown as the preeminent broker-dealer in this industry and the first call for quality legal-cannabis companies seeking capital and in need of financial advisory services. We will use our traditional investment banking and research capabilities, and leverage relationships with institutional and accredited investors through developing investor portals in conjunction with regulations being implemented under the JOBS Act.”

IGC will acquire 24.9 % of Midtown for up to 1,200,000 shares of our common stock, subject to regulatory approval and downward adjustment based on certain Q4 2014 financial statement matters including the amount of cash in Midtown.  Following the receipt of all required SEC, FINRA and other regulatory approvals, we have agreed to acquire, in a final closing, the remaining 75.1% of the outstanding membership interests in Midtown for an additional 700,000 shares of our common stock, subject to downward adjustment based on certain financial statement matters prior to the final closing. We expect Midtown to have enough cash to fund IGC’s ambitious plans for Midtown.

“Through this acquisition IGC will position itself as a leader in a new and rapidly expanding industry. We expect this acquisition to have significant long-term upside as we gain insight and raise capital for some of the first movers and best companies in the rapidly evolving legal cannabis marketplace. Additionally we expect Midtown’s earnings to be accretive and add to our goal of increasing earnings per share and driving shareholder value over the next year,” said Mr. Mukunda.
Midtown was founded in 2004 and the firm has generated $33 million in revenue and $11 million in earnings cumulatively and has acted as a placement agent in more than 100 transactions.  It is privately held by Apogee Financial Services.  Midtown currently has eight registered bankers and four registered equity research analysts. The acquisition is expected to close in the first half of 2015.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital, Inc. (“IGC”) has articulated a strategy to become a company with diverse operating businesses including medical marijuana, specialty pharmaceuticals and solar energy. We are currently engaged in trading, vertical farming and rental of heavy equipment in India, China and the United States. IGC’s website is at http://www.igcinc.us
About Midtown Partners & Co., LLC:
Based in New York City, New York, Midtown is an independent investment bank focused on facilitating growth by providing creative and unique financial solutions to high growth companies within the lower middle market. For more information about Midtown please visit its website at http://www.midtownpartners.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward- looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed" or the negative of those terms.  The term "crowd funding" or “crowdfunding” is not a recognized regulatory term and is meant as a reference to offerings of investment securities under the JOBS Act of 2012 for regulations both currently adopted and to be adopted in the future by the Securities & Exchange Commission and FINRA as a result of that legislation.  These statements are not a guarantee of future developments and are subject to risks, uncertainties and other factors, some of which are beyond IGC's control and are difficult to predict. Consequently, actual results may differ materially from information contained in the forward-looking statements as a result of future changes or developments in our business, our acquisition and diversification strategy, our competitive environment, infrastructure demands, iron ore availability and governmental, regulatory, political, economic, legal and social conditions in, among other places, China and India. Except as required by federal securities laws, IGC undertakes no obligation to publicly update any forward- looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward- looking statements have been discussed in greater detail in IGC's Form 10-K for fiscal year ended March 31, 2014, and in subsequent reports filed with the U.S. SEC.

CONTACT:
Claudia Grimaldi: 301-983-0998